EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cotelligent, Inc.:

We consent to the use of our report dated April 8, 2004, with respect to the consolidated balance sheets of Cotelligent, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Costa Mesa, California

June 24, 2004